Exhibit 107

Calculation of Filing Fee Table

Form S-4

(Form Type)

Concord Acquisition Corp III

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Class A Common Stock, par value $0.0001 per share	Rule 457(f)(1)	66,106,967(1)(2)	$10.56 (3)	$698,089,571.52	0.00014760	$103,038.02
	Equity	Warrants, each exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	Rule 457(g)	26,650,000 (2)(4)	N/A (5)	N/A (5)	N/A (5)	N/A (5)
	Equity	Class A Common Stock issuable upon exercise of Warrants	Rule 457(g), (i)	26,650,000 (2)(6)	$11.67(7)	$311,005,500	0.00014760	$45,904.41
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—
	Total Offering Amounts					$1,009,095,071.52		$148,942.43
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$148,942.43

1)	Based on the maximum number of shares of common stock, par value $0.0001 per share (“New GCT Common Stock”), of Concord Acquisition Corp III (“Concord III”, to be renamed GCT Semiconductor

Holding, Inc. or “New GCT”), the registrant, estimated to be issued in connection with the business combination described herein (the “Business Combination”) pursuant to the Business Combination Agreement dated November 2, 2023 by and among between Concord III, GCT Semiconductor, Inc. (“GCT”), and Gibraltar Merger Sub Inc. (the “Business Combination Agreement). Such number of shares is estimated solely for the purpose of calculating the registration fee and is based on (1) 27,061,749 shares, the product of (a) the sum of (i) 129,395,774 shares of common stock of GCT (“GCT Common Stock”) issued and outstanding prior to the Business Combination, (ii) 11,714,285 warrants to purchase shares of GCT Common Stock, (iii) 3,579,294 options exercisable for shares of GCT Common Stock and (iv) 2,705,796 shares remaining for issuance under the 2011 Incentive Compensation Plan and (b) an estimated exchange ratio of 0.1836 (based on the estimated Aggregate Transaction Consideration divided by the Company Fully-Diluted Number (each as defined in the Business Combination Agreement) as of November 3, 2023), (2) 20,000,000 shares of New GCT Common Stock that may be issued as earnout to the stockholders of GCT as of immediately prior to the Closing and the PIPE Investors and/or CVT Investors (each as defined in the Business Combination Agreement) pursuant to the terms described in the Business Combination Agreement, (3) 4,484,854 shares of New GCT Common Stock to be issued to PIPE Investors, (4) 1,994,003 shares of New GCT Common Stock to be issued to CVT Investors upon the conversion of convertible promissory notes, and (5) shares issuable in exchange for (i) 3,941,361 outstanding shares of Class A Common Stock of Concord III (the “Concord III Class A Common Stock”) and (ii) 8,625,000 outstanding shares of Class B Common Stock of Concord III (or any shares of Concord III Class A Common Stock issued upon the conversion thereof). In connection with the consummation of the Business Combination, Concord III will amend and restate its amended and restated certificate of incorporation such that there will only be one class of common stock outstanding at the time of closing of the Business Combination. As such, the shares to be issued to New GCT equityholders in connection with the closing of the Business Combination will be shares of New GCT Common Stock.

2)Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

3)Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Concord III Class A Common Stock on the New York Stock Exchange (“NYSE”) on November 9, 2023 ($10.56 per share), in accordance with Rule 457(f)(1) (within five business days prior to the date of the filing of the Registration Statement on Form S-4).

4)Represents warrants to acquire shares of common stock (the “Warrants”), being the (i) 17,250,000 warrants to acquire shares of Concord III Class A Common Stock issued in Concord III’s initial public offering (the “Public Warrants”) and (ii) 9,400,000 warrants to acquire shares of Concord III Class A Common Stock issued in a private placement simultaneously with Concord III’s initial public offering that will be assumed by New GCT and exercisable for shares of New GCT Common Stock as a result of the Business Combination.

5)The maximum number of Warrants and shares of New GCT Common Stock issuable upon exercise of the Warrants are being simultaneously registered hereunder. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to such Warrants has been allocated to the New GCT Common Stock issuable upon exercise of the Warrants and included in the registration fee paid in respect of such shares of New GCT Common Stock. No additional registration fee is payable pursuant to Rule 457(g).

6)Represents the estimated maximum number of shares of New GCT Common Stock to be issued upon the exercise of the Warrants.

7)Calculated pursuant to Rule 457(g) and 457(i) under the Securities Act, based on a sum of (i) the exercise price of the Warrants, and (ii) the average of the high and low prices of the Public Warrants on NYSE on November 9, 2023 ($0.17 per share).